Exhibit 99.1

EndoChoice Announces Preliminary Fourth Quarter

and Full Year 2015 Revenue

Provides 2016 Revenue Guidance

Alpharetta, GA, January 8, 2016 — EndoChoice Holdings, Inc. (NYSE: GI) announced today preliminary, unaudited fourth quarter and full year 2015 revenue results. Total revenue for the fourth quarter 2015 is expected to be approximately $18.6 million, compared to $18.3 million in the fourth quarter 2014. Total revenue for the full year 2015 is expected to be approximately $72.3 million, compared to $61.4 million in 2014, an increase of 18% as reported and an increase of 20% on a constant currency basis. Foreign currency exchange rates negatively impacted fourth quarter 2015 and full year 2015 reported revenue by $0.3 million and $1.4 million, respectively.

Fourth quarter 2015 total revenue consisted of $5.2 million in Imaging, $9.5 million in Single-Use Products, and $3.9 million in Pathology. This compares to fourth quarter 2014 total revenue, which consisted of $6.2 million in Imaging, $9.0 million in Single-Use Products, and $3.1 million in Pathology.

Mark Gilreath, Founder and Chief Executive Officer of EndoChoice, said, “We ended the year with positive fourth quarter results across each of our revenue categories, demonstrating the potential of our platform approach to drive growth in all areas of our business. There is building interest in Fuse, our Full Spectrum Endoscopy System, and we continued the momentum from the second generation system launch with sequential growth in units shipped in the fourth quarter. Our Single-Use products and Pathology services also continue to grow due to the addition of new customers and cross-selling to drive deeper customer relationships.”

During the fourth quarter 2015, the Company shipped 25 Fuse systems, including 13 domestically, 6 to international end-users, and 6 international demo units. This compares to the shipment of 21 Fuse systems in the third quarter 2015, including 12 domestic, 6 to international end-users, and 3 international demo units. A total of 34 Fuse systems were shipped in the fourth quarter 2014, including 11 domestic, 6 to international end-users, and 17 international demo units. Fuse shipments in the fourth quarter 2014 reflected the start of Japanese distribution and the one-time shipment of 12 demo units for that market.

For the full year 2015 the Company shipped 99 Fuse systems, an increase of 57% over the 63 units shipped in 2014. Excluding international demo units, the Company shipped 82 end-user Fuse systems in the full year 2015, an increase of 116% over the 38 end-user units shipped in 2014.

EndoChoice Holdings, Inc.

Summary of Fuse Shipments

	2014	Quarter ended December 31 2015	% Change	2014	Year ended December 31 2015	% Change
Domestic end-user	11	13	18%	30	58	93%
International end-user	6	6	0%	8	24	200%

Total end-user	17	19	12%	38	82	116%

International demo units	17	6	-65%	25	17	-32%

Total Fuse shipments	34	25	-26%	63	99	57%

Financial Guidance

For the full year 2016, the Company expects revenue to be in the range of $86 to $93 million, representing growth of 19% to 29% compared to preliminary full year 2015 revenue.

EndoChoice plans to report its complete fourth quarter and full year 2015 financial results and provide detailed financial guidance for the full year 2016 in a press release and conference call on March 3, 2016, the details of which will be announced in a separate press release.

Forward-Looking Statement

This press release contains “forward-looking statements” as defined under U.S. federal securities laws, including, among other things, statements about our expected future financial performance.

Forward-looking statements include all statements that are not historical facts. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this press release. Factors that could affect these statements include, but are not limited to, our ability to achieve or sustain profitability; general economic, market, or business conditions; the opportunities that may be presented to and pursued by the Company; conditions in the medical technology industry; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the ability to successfully commercialize our products, including Fuse®; competition from new or existing competitors; and other risks described from time to time in EndoChoice’ s filings with the Securities and Exchange Commission (“SEC”) (including the prospectus filed by EndoChoice with the SEC on June 5, 2015). The discussion of these risks is specifically incorporated by reference into this press release.

Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You should not rely on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond our control or are currently unknown to us – as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. Further, we have not yet completed closing procedures for fiscal fourth quarter or full year 2015, and our independent registered public accounting firm has not yet reviewed or audited the results. Accordingly, these preliminary results are subject to change pending finalization, and actual results could differ materially as we finalize such results. Any forward-looking statement made by EndoChoice in this press release speaks only as of the date on which it is made. Except as required by law, we disclaim any obligation to update any forward-looking statements for any reason after the date of this press release.

About EndoChoice:

Based near Atlanta, EndoChoice (NYSE: GI) is a medtech company focused on the manufacturing and commercialization of platform technologies including endoscopic imaging systems, devices and infection control products and pathology services for specialists treating a wide range of gastrointestinal conditions, including colon cancer. EndoChoice leverages its direct sales organization to serve more than 2,500 customers in the United States and works with distribution partners in 30 countries. The Company was founded in 2008 and has rapidly developed a broad and innovative product portfolio, which includes the Full Spectrum Endoscopy System (Fuse®). EndoChoice, Fuse, and Full Spectrum Endoscopy are registered trademarks of EndoChoice Holdings, Inc.

Company Contact:

David Gill, Chief Financial Officer

david.gill@endochoice.com

678-585-1040

Investor Contacts:

Nick Laudico or Zack Kubow

The Ruth Group

646-536-7030 / 7020

nlaudico@theruthgroup.com

zkubow@theruthgroup.com

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